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Interstate General Company L.P., A Limited Partnership Executive Offices: Two West Washington Street, P.O. Box 1280, Middleburg, Virginia 20118 (540) 687-3177 FAX (540) 687-3179

NEWS RELEASE

IGC REPORTS REFINANCING AND SALE OF PARTNERSHIP INTEREST TO AN AFFILIATE

FOR IMMEDIATE RELEASE November 2, 2004	CONTACT Mark Augenblick (540) 687-3177

Middleburg, VA - Interstate General Company L.P. ("IGC") (AMEX: IGC; PCX) announced today that it refinanced the debt of approximately $7,415,000, on its Towne Center South property and other parcels in St. Charles, Maryland. The debt was refinanced through First Bank and Trust Company of Illinois ("FB&T") on September 23, 2004. This refinancing allowed the Company to cure its loan that was in default with Collateral Mortgage Capital, LLC and to reduce its monthly cash requirement for debt service payments.

The St. Charles properties encumbered under this loan total approximately 94 saleable acres. This land was appraised during the refinancing process. The Cushman & Wakefield Illinois, Inc. appraisal, dated July 19, 2004, reports a market value of $23,150,000.

The principal amount of the FB&T mortgage is $7.4 million. The following is a brief description of the loan terms and conditions: a) the term of the loan is 18 months, b) the interest rate is Prime plus 4.5%, with a floor of 8.5%, c) the loan provides an interest and tax reserve account totaling $1,060,000, which should cover interest and taxes for the term of the loan, and d) the loan requires that the lender be paid an exit fee ranging from one to two percent with each principal repayment. This loan matures on March 23, 2006.

It is the Company's plan to retire the entire debt through land sales.

The refinancing of the Brandywine property closed on October 12th, 2004. As part of the refinancing, the bank required that Interstate Business Corporation ("IBC") be the borrower as opposed to IGC. Therefore, in connection with the refinancing of the Brandywine property in Prince Georges County, Maryland, owned by Brandywine Investment Associates, LP ("BIA"), the Company sold its 99 percent general partner interest in St. Charles Associates, L.P. ("SCA"), the general partner of BIA. The sale was to the Company's affiliate, IBC. The sale price was $5.4 million, plus 50 percent of IBC's general partner share of SCA's remaining cash flow. At closing, IGC received payment of $1.2 million (included in the foregoing selling price) from IBC in the form of a credit against working capital advances previously made by IBC to IGC. IGC will collect the remainder of the sales price as cash flow is available from the Brandywine project.

The lender is M&T Mortgage Corporation ("M&T"). The refinancing paid off more than $7 million of indebtedness to Mercantile Mortgage Corporation ("Mercantile"), the previous lender. In connection with the refinancing, additional collateral was posted by IBC, having a value at the time of closing of approximately $7.5 million. The proceeds of the financing repaid about $2.7 million previously advanced by IGC to SCA/BIA. IGC has no continuing obligation to advance funds to SCA or BIA. Future development costs for Brandywine, not funded under the development loan, will be the obligation of IBC.

Based on current projections of net revenues from the sale and development of the Brandywine property, IBC could realize a profit of approximately $800,000, payable in 2007 or later, as a result of its acquiring IGC's general partner interest in SCA. The independent directors of IGC approved the transaction between IGC and IBC after determining that the terms and conditions of the foregoing transactions were fair to IGC and at least as favorable to IGC as those available generally for substantially comparable transactions between unrelated parties.

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